Exhibit 99.1

NEWS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE APPOINTS GREGORY T. LUCIER CHIEF EXECUTIVE OFFICER

SAN DIEGO, CA – MAY 26, 2015 – NuVasive, Inc. (NASDAQ: NUVA) (“NuVasive” or the “Company”), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today announced that Gregory T. Lucier has been appointed Chief Executive Officer, effective immediately. Mr. Lucier, who has been serving as Interim Chief Executive Officer since April 1, 2015, will continue as Chairman of the NuVasive Board of Directors.

“Since being appointed Interim CEO, Greg has hit the ground running with an intense focus on driving NuVasive’s industry leadership,” said Jack R. Blair, Lead Independent Director of the NuVasive Board. “As the Board considered the needs of the Company, we determined that this focus as well as Greg’s broad healthcare and leadership experience made him the right person to lead NuVasive forward. In addition to having a solid understanding of our strategy and business as a director, Greg brings a record of execution in areas that are also areas of strategic growth for NuVasive, including driving cutting-edge innovation, increased operational efficiencies and targeted expansion in key markets and geographies. With the support of our talented team of employee shareowners, we are confident that Greg will apply his skill set to the spine market to also drive compelling growth and value creation at NuVasive.”

Mr. Lucier said, “NuVasive benefits from a dedicated and passionate team, a culture of innovation and strong surgeon customer relationships. I am excited to work as CEO alongside NuVasive’s exceptional management team and more than 1,500 employee shareowners around the world to capitalize on the strength of the Company’s market share-taking strategies, integrated procedural offerings and significant growth potential. Together, we are committed to scaling our business and more efficiently deploying resources, rapidly growing our presence outside the U.S. and leading innovation in the spine market through the introduction of game-changing technologies such as our recently launched Integrated Global Alignment platform. We have a tremendous amount of opportunity ahead of us, and I am confident in our ability to accelerate our positive momentum and continue to generate value for our shareholders in 2015 and beyond.”

About Gregory T. Lucier

Mr. Lucier has served as a member of the NuVasive Board of Directors since December 2013.

From May 2003 to February 2014, Mr. Lucier served as Chairman and Chief Executive Officer of Life Technologies, a global life sciences company acquired by Thermo Fisher Scientific in 2014. During Mr. Lucier’s 11-year tenure at Life Technologies, he led the company from a small start-up known as Invitrogen in 2003, directed the acquisition and merger of Invitrogen with Applied Biosystems in 2008 into the renamed Life Technologies, and then transformed the organization by 2013 into a global, world-leading biotechnology firm with 50,000 products, 12,000 employees and nearly $4 billion in sales in more than 180 countries., Serving in his leadership role, Mr. Lucier was responsible for fostering a culture of excellence and applied his more than 25 years of strategic management experience to deliver industry-leading operating margins, double-digit compounded annual growth in earnings per share and significant free cash flow.

Mr. Lucier previously was a Corporate Officer of General Electric and served as an executive at GE Medical Systems.

He received a bachelor’s degree in engineering from Pennsylvania State University and a masters of business administration from Harvard Business School. In addition to serving on the Board of NuVasive, Mr. Lucier serves as the Board Chairman for Sanford Burnham Medical Research Institute, is a member of the Catalent, Inc. Board of Directors and is a former director of CareFusion Corporation, now part of Becton, Dickinson & Co.

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. The Company is the third largest player in the $9.0 billion global spine market. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA™ platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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